SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)1


                             ArthroCare Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  000043136100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         ___ Rule 13d-1(b)

         ___ Rule 13d-1(c)

         _X_ Rule 13d-1(d)


                                Page 1 of 7 Pages


-------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -------------------------
CUSIP NO. 00043136100                 13 G                    Page 2 of 7 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Paragon Venture Partners II, L.P. ("Paragon")
            Tax ID Number:  77-0217756
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

             NUMBER OF                5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                    0 shares.
      OWNED BY EACH REPORTING
             PERSON
              WITH

                                     -------------------------------------------
                                      6    SHARED VOTING POWER

                                           0 shares.
                                     -------------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           0 shares.
                                     -------------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                           0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                      PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00043136100                 13 G                    Page 3 of 7 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Paragon Venture Management Company II, L.P. ("PVM")
            Tax ID Number:  94-3074874
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

             NUMBER OF                5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                    0 shares.
      OWNED BY EACH REPORTING
             PERSON
              WITH

                                     -------------------------------------------
                                      6    SHARED VOTING POWER

                                           0 shares.
                                     -------------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           0 shares.
                                     -------------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                           0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                      PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00043136100                 13 G                    Page 4 of 7 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Robert F. Kibble
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

             NUMBER OF                5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                    0 shares.
      OWNED BY EACH REPORTING
             PERSON
              WITH

                                     -------------------------------------------
                                      6    SHARED VOTING POWER

                                           0 shares.
                                     -------------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           0 shares.
                                     -------------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                           0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00043136100                 13 G                    Page 5 of 7 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            John S. Lewis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

             NUMBER OF                5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                    129,606  shares of which  119,606 are
      OWNED BY EACH REPORTING              held  directly  by Lewis,  and 10,000
             PERSON                        are held by John S. Lewis IRA Charles
              WITH                         Schwab & Co. Inc.
                                     -------------------------------------------
                                      6    SHARED VOTING POWER

                                           7,954  shares  which  are held by the
                                           Lewis Family Partnership.
                                     -------------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           129,606  shares of which  119,606 are
                                           held  directly  by Lewis,  and 10,000
                                           are held by John S. Lewis IRA Charles
                                           Schwab & Co. Inc.
                                     -------------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                           7,954  shares  which  are held by the
                                           Lewis Family Partnership.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               137,560

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* Excludes 5,000 shares held in trusts for Mr. Lewis' children over which he does not exercise voting or dispositive
     control.                                                       [X]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                1.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

This  statement  amends the  Amendment  No. 1 and  Restatement  of  Statement on
Schedule 13(G) (the "Original Statement") and Amendment No. 2 thereto filed by Paragon Venture Partners II, L.P. ("Paragon"), Paragon Venture Management II, L.P. ("PVM"), John S. Lewis ("Lewis") and Robert F. Kibble ("Kibble"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those Items as to which there has been a change of information are included in this Amendment.


ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by John Lewis is provided as of December 31, 1999:

         (a)      Amount beneficially owned:

                  See Row 9 of cover page for John Lewis.

         (b)      Percent of Class:

                  See Row 11 of cover page for John Lewis.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           See Row 5 of cover page for John Lewis.

                  (ii)     Shared power to vote or to direct the vote:

                           See Row 6 of cover page for John Lewis.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See Row 7 of cover page for John Lewis.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See Row 8 of cover page for John Lewis.

ITEM 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X

                                Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 28, 2000


                                         /s/ John S. Lewis
                                         ---------------------------------------
                                         John S. Lewis, individual and on behalf
                                         of Paragon in his capacity as a general
                                         partner of PVM, the general  partner of
                                         Paragon,  and on  behalf  of PVM in his
                                         capacity as a general partner thereof.


                                         /s/ Robert F. Kibble
                                         ---------------------------------------
                                         Robert F. Kibble

                                Page 7 of 7 Pages